Code of Conduct

Policy Overview	Purpose:	The Code of Conduct sets out the expectations for each of us in our day-to-day operations and interactions with our clients and other stakeholders.
	Regional Scope:	Global

1.	Introduction

First Sentier Investors (FSI) is a global asset manager which has a commitment to operating with the highest standards of conduct to protect investors’ interests and to behave ethically and responsibly as a corporate citizen.

Our behaviour is governed by our vision to be a provider of world-leading investment expertise and client solutions led by our responsible investment principles. Individually and collectively we have a deep sense of responsibility to our clients with four values underpinning our culture; Care, Collaboration, Openness and Dedication. These values are the founding principles of this Code of Conduct which sets out the expectations of each employee in our day to day operations and interactions with all stakeholders.

All employees globally, including contractors and Non-Executive Directors should conduct themselves in a manner consistent with the Code of Conduct, relevant legislation and community expectations.

We should all apply due skill, care and diligence in our interactions and company dealings. If you always act honestly, exercise common sense and are never afraid to ask for help if you are unsure of how to act, you will not encounter any problems in observing the principles contained in the Code of Conduct.

2.	Your Obligations

2.1	Our responsibility to our clients

Our role as stewards of our clients’ capital is an honour and an obligation that we take seriously. As a fiduciary, FSI owes two principal duties to our clients – a duty of care and a duty of good faith. You will at all times serve the best interests of our clients in all matters connected with the performance of our services. You will be honest and ethical in your activities and will at all times place the interests of our clients above personal gain. Policies such as our Conflicts of Interest, Personal Account Dealing and Gifts and Entertainment policy are designed to ensure our fiduciary responsibilities are our first priority.

2.2	Our business

You will contribute to our purpose to deliver sustainable investment success for the benefit of our clients, employees, society and our shareholder. You understand the responsibilities of your role and will exercise but not exceed the authorities and discretions delegated to you and will act in a manner which will enhance the reputation of our business and protect the security and interests of our clients.

2.3	Compliance with laws, rules, regulations and policies

You will comply with any applicable law, rules and regulations in all of your activities and will actively support and comply with our policies.

2.4	Use of property, assets, and email

You are responsible for protecting any of the organisation’s property and assets that are under your control.

You should not knowingly allow unauthorised access to any of the organisation’s premises, information, systems, or assets nor will you misuse the organisation’s technology and communication facilities in any unlawful, inappropriate or offensive manner.

You will act in accordance with the organisation’s social and other media and communication policies at all times. You will not, unless specifically authorised, give interviews to the media or make public statements on any aspect of the organisation or its operations or disclose any information about its clients. You recognise that your use of social media can reflect on you personally and professionally and also reflect on FSI.

2.5	Confidentiality

The affairs of FSI, its clients and your fellow colleagues will be treated with absolute confidentiality. This obligation continues should you leave the organisation.

2.6	Conflicts of interest, bribery and corruption

At all times, you will put the interests of our clients first and foremost and you will implement the highest standards of governance and control. Wherever possible, you will avoid activities that have or may be perceived to represent a conflict of interest. You will behave ethically and avoid placing yourself in a position where you might stand to benefit, even indirectly, from a transaction between FSI and another party. You will ensure that your personal relationships with third parties, such as clients or suppliers, do not influence or prejudice your behaviour. You will at all times comply with the Gift & Entertainment and Expenses Policies in relation to the offering or receipt of any gifts, benefits or hospitality from or to third parties.

Where there is a gift, payment or entertainment offered or made, or where you engage in personal account dealing that could reasonably be expected to give rise to a conflict, in accordance with the relevant policy, you will make a full disclosure to your Manager and/or the Risk Management team and obtain approval prior to acting.

You will not use information obtained during the course of your employment about the organisation or its clients for your own purposes or personal gain, or for the personal gain of others or for any other purpose.

2.7	Discrimination and harassment

Discrimination and harassment in the workplace are illegal. You commit to creating, maintaining and operating in an inclusive workplace where all staff can go about their work without fear of unacceptable workplace conduct impacting them.

2.8	Speaking up and reporting illegal or non-compliant conduct

You should not be afraid to speak up to your colleagues, Manager or other leaders with positive or negative feedback on our business, practices and policies and their effects upon our stakeholders.

You will report to your Manager and/or the Risk Management team in accordance with the Whistleblower Policy, any instances of fraud, error, breach of law, breach of regulation, breach of FSI Policy, failure to meet proper standards of market conduct, concealed practice or unlawful or unethical conduct or behaviour which may be detrimental to the interests of the organisation or its clients. The organisation will do everything it reasonably can to protect employees reporting such matters against discriminatory treatment.

In instances where you engage with a regulator you will be honest and transparent and understand that the ‘absolute confidentiality’ referenced above will not preclude you from doing so.

2.9	Personal standards and finances

Your personal standards should be consistent with the high reputation of the organisation and you will endeavour at all times to enhance the reputation and standing of the organisation and maintain your good fame and character. You will inform FSI if any bankruptcy or insolvency action is taken against you or any other relevant action that may impact your character or the reputation of the organisation.

You should exercise care and good judgment in forming any personal relationships with members of the FSI business, particularly where such relationship may create a perceived or actual conflict of interest or impair the impartial performance your role. In such circumstances, you should report the relationship to your Enterprise Leadership Team Member or the Chief Human Resources Officer to determine if any steps are required to manage the issue.

2.10	Outside business or charitable relationships

You may obtain supplementary employment or participate in a business relationship outside of FSI, or hold honorary positions in charitable organisations etc., provided that neither your role is adversely affected, nor would such employment or occupation conflict with the interests of our clients or could reasonably be expected to affect your independence or objectivity. Your involvement must not intentionally reflect adversely on the organisation. You will seek prior approval from a member of the Enterprise Leadership Team for any such employment or business/charitable relationship.

Any outside directorships of commercial organisations must be approved by FSI and will only be held where there is no likely conflict or adverse effect to your duties to the organisation or to its clients.

3.	Reporting potential or actual breaches of the code of conduct

You are encouraged to report any breach or potential breach to your Manager, the Risk Management team or a member of Enterprise Leadership Team.

Where an employee has reported a potential breach to a Manager or a Manager has observed a potential breach, the Manager should report this immediately to Human Resources for appropriate investigation.

The organisation is committed to ensuring you are not disadvantaged or discriminated against for reporting breaches in good faith. Wherever possible, your privacy will be protected where you make a report under the Whistleblower Policy.

4.	Consequences of breaching the Code of Conduct

Any breach of this Code of Conduct may constitute misconduct and may result in disciplinary action including termination of employment, and if relevant, legal proceedings and criminal sanctions.

5.	Interactions with other policies

The Code of Conduct should be read in conjunction with the organisation’s other policies which are available on the Intranet. In the event that there is a conflict between the standards outlined in this Code and other internal policies, the requirement is the most recently approved document will apply.

6.	Who to speak to if you have any questions

If you have any questions regarding the Code of Conduct at any time, you should contact your Manager.

Alternatively, you can contact the Risk Management team, the Human Resources team, or a member of Enterprise Leadership Team.

7.	Supporting Information

Policy History	Owner:	Human Resources
	Scheduled Review:	24 months from approval date
	Version:	1.4
	Approved By:	Chief Executive Officer
	Approval Date:	4 December 2020
	Effective Date:	7 December 2020
	Sections Modified:	Updated to reflect re-branding.